Exhibit 3.1

ARTICLES OF AMENDMENT

OF

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

THIS IS TO CERTIFY THAT:

FIRST: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Resource Real Estate Opportunity REIT II, Inc. (the “Corporation”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND: Article I of the Corporation’s charter shall be amended as follows:

The name of the Corporation is Resource REIT, Inc. (the “Corporation”).

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

FOURTH: These Articles of Amendment shall be effective at 12:02 a.m. local time on January 28, 2021 (the “Effective Time”).

FIFTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Legal Officer and Secretary on this 26th day of January, 2021.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman
President and Chief Executive Officer

ATTEST:

By:	/s/ Shelle Weisbaum
Shelle Weisbaum
Chief Legal Officer and Secretary